                                                                 EXHIBIT (d)(1)

                             AMERICAN GENERAL LIFE
                               Insurance Company
                                A STOCK COMPANY

Home Office:
Houston, Texas

2727-A Allen Parkway
P. O. Box 1931                 POLICY NUMBER:
Houston, Texas 77251

(713) 522-1111

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the Beneficiary if the Last Surviving Contingent Insured dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive due proof of the deaths of both Contingent Insureds, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the "Death Benefit Proceeds" provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if one or both Contingent Insureds are living on that date and if this policy is in force.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROCEEDS AND THE ACCUMULATION VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. ACCUMULATION VALUES MAY INCREASE OR DECREASE.

No benefits under the base policy will be paid upon the death of the first Contingent Insured.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is a JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Last Surviving Contingent Insured's death prior to the Maturity Date and while this policy is in force. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

                   NOTICE OF TEN DAY RIGHT TO EXAMINE POLICY

You may return this policy within 10 days after delivery if You are not satisfied with it for any reason. The policy may be returned to Us or to the registered representative through whom it was purchased. Upon surrender of this policy within the ten day period, it will be deemed void from the Date of Issue, and We will refund the greater of: (1) any premiums received by Us; or
(2) Your Accumulation Value as of the first Valuation Date occurring on or next following the date on which Your request is received plus any charges that have been deducted.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.


        ELIZABETH M. TUCK                        MATTHEW E. WINTER
------------------------------------  -----------------------------------------
        ELIZABETH M. TUCK                        MATTHEW E. WINTER
            Secretary                                President

  JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
                                    POLICY
                          READ YOUR POLICY CAREFULLY

 08921

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                                     INDEX

Annual Report                                                             20
Cash Surrender Value                                                      10
Cash Value                                                                10
Change of Ownership or Beneficiary                                        17
Changing the Death Benefit Option                                         7
Changing the Specified Amount                                             6
Contract                                                                  4
Cost of Insurance Rate Table                                            22-23
Date of Issue                                                             4
Death Benefit and Death Benefit Options                                  5-6
Death Benefit Corridor Rates                                            34-35
Dollar Cost Averaging                                                   14-15
General Account                                                           9
General Provisions                                                      19-21
Grace Period                                                              12
Incontestability                                                          19
Investments of the Separate Account                                       7
Maturity Date                                                             3
Monthly Administration Fee                                                11
Monthly Guarantee Premium                                              3, 12-13
Monthly Guarantee Premium Period                                          3
Owner                                                                     4
Payment Options                                                         17-19
Policy Loans                                                            15-16
Policy Values Provisions                                                 9-13
Premium Expense Charge                                                    4
Premium Payments                                                         4-5
Reinstatement                                                             21
Separate Account Provisions                                              7-9
Specified Amount                                                          6
Suicide                                                                   19
Surrender Charges                                                       24-29
Surrender, Full and Partial                                               12
Suspension and Deferral of Payments                                       15
Transfer Provision                                                      13-15
Valuation of Assets                                                       7
Valuation Dates                                                           8
Valuation Units                                                           8
When This Policy Terminates                                               20

Company Reference. "We", "Our", "Us", or "Company" mean American General Life Insurance Company.

"You", "Your". The words "You" or "Your" mean the Owner of this policy.

Home Office. Our office at 2727-A Allen Parkway, Houston, Texas 77019; Mailing Address P.O. Box 4880, Houston, Texas 77210-4880.

Payment Processing Center. Our center for processing premium payments at 3051 Hollis Drive, Springfield, IL 62704; Mailing Address P.O. Box 0842, Carol Stream, IL 60132-0842.

Written, In Writing. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Home Office.

Contingent Insured. This policy insures the lives of two individuals, each of whom is called a "Contingent Insured."

Premium Class. We may offer any or all of the following Premium Classes. The Premium Class for each Contingent Insured is shown on the Policy Schedule as one or a combination of the following terms:

   Preferred Plus. The term "Preferred Plus" means the cost of insurance is based on the Contingent Insured being an exceptional mortality risk and a non-user of tobacco and/or other products that contain nicotine.

   Preferred. The term "Preferred" means the cost of insurance is based on the Contingent Insured being a better than average mortality risk.

   Standard. The term "Standard" means the cost of insurance is based on the Contingent Insured being an average mortality risk.

   Tobacco. The term "Tobacco" means the cost of insurance is based on the Contingent Insured being a user of tobacco and/or other products that contain nicotine.

   Non-Tobacco. The term "Non-Tobacco" means the cost of insurance is based on the Contingent Insured being a non-user of tobacco and/or other products that contain nicotine.

   Special. The term "Special" means "Substandard" or "Rated". This means an extra amount is being charged due to the Contingent Insured's health, occupation or avocation.

   Uninsurable. The term "Uninsurable" means the Contingent Insured would not pass the underwriting requirements for a single life policy.

                                    NOTICE
                    This Policy Is A Legal Contract Between
                       The Policy Owner And The Company

 08921                              Page 2

                                POLICY SCHEDULE

Contingent Insureds:           Insurance Ages:           Premium Classes:
--------------------           ------------------------  ---------------------
John Doe                       35                        Preferred Plus
Jane Doe                       35                        Preferred Plus

Base Coverage                  $250,000  Policy Number:           0000000000
Supplemental Coverage          $      0  Date Of Issue:           July 1, 2008
Initial Specified Amount       $250,000  Maturity Date:           July 1, 2094
                                         Death Benefit Option     1

This Is A [Sex Distinct] Policy

Initial Premium:                          $ 831.80
Planned Periodic Premium:                 $831.80 Payable Annually
Monthly Deduction Day:                    1st Day of Each Month

Minimum Death Benefit Amount (After A
Decrease In Specified Amount):            [$250,000]

Monthly Guarantee Premium:                [$24.50]

Monthly Guarantee Premium Period:         [20] Years

Minimum Partial Surrender:                [$500.00]

Minimum Value That May Be Retained In A
Division After A Partial Surrender:       [$500.00]

                                          Annual Effective        Monthly
                                          ----------------        -----------

Guaranteed Minimum Interest Rate:            3.0%                 0.2466%

Mortality Table:                          [2001 Commissioners Standard
                                          Ordinary Male or Female,
                                          Smoker or Nonsmoker Ultimate
                                          Mortality Table]

Death Benefit Compliance Test:            [Guideline Premium]

[Initial Maximum Net Amount At Risk for   [3] times the Initial
Death Benefit Option 3:                   Specified Amount stated on
                                          this page]

Account Value Enhancement begins in the [16th] Policy Year

Coverage may expire prior to the Maturity Date shown where either no premiums are paid following payment of the initial premium, or subsequent premiums are insufficient to continue coverage to such date.

                      This Is A[n] [State Name) Contract

 08921                              Page 3

Policy Schedule Continued - Policy Number 000000000

Additional Benefits Provided By Riders

Guaranteed Minimum Death Benefit Rider
                                                    Monthly Cost  Years Payable
                                                    ------------  -------------
   Rider Charge (Deducted from Policy
     Accumulation Value):                            See Rider         86

Charges Deducted from CG Account Value:

   CG Cost of Insurance:                             See Rider         86

   CG Premium Expense Charge Percentage:  [5.0%]

   CG Monthly Administration Fee:         [$10.00]

   CG Monthly Expense Charge:             [$6.50]

   CG Monthly Expense Charge Duration:    First [5] Policy Years
                                          First [5] Years of an Increase

CG Interest Rate:                         [5%]

Separate Account Factor:                  [70%]

General Account Factor:                   [90%]

Restricted Funds (See Rider For Details):

[AIG Retirement Co. I International Equities Fund
AIG Retirement Co. I Small Cap Index Fund
AIM V.I. Global Real Estate Fund
AIM V.I. International Growth Fund
Credit Suisse Trust Small Cap Core I Portfolio
Dreyfus VIF International Value Fund
Franklin Templeton VIP Franklin Small Cap Value Securities Fund
JPMorgan International Equity Portfolio
MFS(R) VIT Series Trust II New Discovery Series
Oppenheimer Global Securities Fund/VA
PIMCO VIT CommodityRealReturn Strategy Portfolio
Putnam VT Small Cap Value Fund]

Percentage of Accumulation Value less policy loans that may be invested in Restricted Funds: [30%]

 08921                          Page 3 (Cont'd)

Policy Schedule Continued - Policy Number 0000000000

Charges Deducted From The Separate Account

   Mortality and Expense Charge. Deductions from the Separate Account will be made at an annual rate not to exceed the rates stated below. The actual deduction will be made on a daily basis. The initial current rate on a daily basis is [0.001917%]

   Policy Years                   Current Annual Rate Guaranteed Annual Rate
   ------------                   ------------------- ----------------------
   1-10                                  [0.70%]               0.70%
   11-20                                 [0.35%]               0.35%
   Thereafter                            [0.00%]               0.15%

Expense Charges

   Premium Tax (If Applicable). Depending on the laws of the jurisdiction in which this policy was issued, and subject to future changes in residence, a percentage of each premium may be deducted for premium tax. Premium tax rates are subject to change. The premium tax rate for this policy on the Date of Issue Is [0%].

  Premium Expense Charge:                                Current   Guaranteed
  -----------------------                               --------   ----------
  (Adjustable Premium Expense
  Charge Percentage)                                      [5.0%]        7.5%

  Monthly Administration Fee:                            Current   Guaranteed
  ---------------------------                           --------   ----------
                                                        [$10.00]     $10.00
  Monthly Expense Charge:        [$7.00]

  Monthly Expense Charge
  Duration:                      First [5] Policy Years
                                 First [5] Years of an
                                 Increase

Base Policy Charges and Fees

   Cost of Insurance Charges. Guaranteed Maximum Cost of Insurance Rates Per $1,000 of Net Amount at Risk are shown on Page 3B.

   Surrender Charges. Surrender Charges will apply if the policy is surrendered or the Initial Base Coverage is reduced during the Surrender Charge Period following the Date of Issue. Surrender charges will also apply during the Surrender Charge Period following an increase in Base Coverage. Surrender Charges applicable to this policy appear on Page 3D.

 08921                              Page 3A

Policy Schedule Continued - Policy Number 0000000000

              TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES
                       PER $1,000 OF NET AMOUNT AT RISK

       POLICY                                 POLICY
        YEAR                RATE               YEAR               RATE
       ------        ------------------  -----------------  -----------------
          1               0.00010               44               2.12198
          2               0.00032               45               2.46477
          3               0.00058               46               2.85243
          4               0.00088               47               3.33425
          5               0.00124               48               3.87368
          6               0.00166               49               4.45653
          7               0.00217               50               5.11116
          8               0.00281               51               5.84973
          9               0.00358               52               6.60956
         10               0.00456               53               7.56251
         11               0.00576               54               8.58310
         12               0.00721               55               9.67012
         13               0.00902               56              10.72113
         14               0.01095               57              11.46047
         15               0.01334               58              12.45929
         16               0.01623               59              13.73179
         17               0.01978               60              15.25579
         18               0.02432               61              17.09807
         19               0.02983               62              18.84228
         20               0.03665               63              20.66627
         21               0.04507               64              21.22283
         22               0.05527               65              22.36967
         23               0.06741               66              24.01742
         24               0.08097               67              25.71854
         25               0.09665               68              27.61005
         26               0.11540               69              29.71280
         27               0.13829               70              32.04656
         28               0.16609               71              34.59166
         29               0.19897               72              37.22542
         30               0.23722               73              39.94373
         31               0.28149               74              42.69699
         32               0.33183               75              45.57447
         33               0.38888               76              48.52846
         34               0.45484               77              51.38740
         35               0.52936               78              54.17773
         36               0.61787               79              56.74767
         37               0.72193               80              60.29843
         38               0.85031               81              63.63045
         39               0.99639               82              67.09252
         40               1.16255               83              70.87902
         41               1.35367               84              74.40719
         42               1.57195               85              77.99854
         43               1.82589               86              83.33333

The rates shown above represent the guaranteed (maximum) monthly cost of Insurance for each $1,000 of Net Amount at Risk.

 08921                              Page 3B

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Policy Schedule Continued - Policy Number 0000000000

                         DEATH BENEFIT CORRIDOR RATES
                     BASED ON CASH VALUE ACCUMULATION TEST

       POLICY                                POLICY
        YEAR               RATE               YEAR               RATE
       ------        -----------------  -----------------  -----------------
          1               7.3631               44               1.5531
          2               7.0799               45               1.5129
          3               6.8078               46               1.4751
          4               6.5462               47               1.4397
          5               6.2948               48               1.4069
          6               6.0531               49               1.3765
          7               5.8209               50               1.3482
          8               5.5976               51               1.3219
          9               5.3831               52               1.2976
         10               5.1770               53               1.2749
         11               4.9790               54               1.2541
         12               4.7887               55               1.2351
         13               4.6060               56               1.2176
         14               4.4305               57               1.2010
         15               4.2619               58               1.1841
         16               4.1000               59               1.1670
         17               3.9446               60               1.1498
         18               3.7954               61               1.1323
         19               3.6522               62               1.1143
         20               3.5149               63               1.0943
         21               3.3833               64               1.0707
         22               3.2571               65               1.0400
         23               3.1363               66               1.0000
         24               3.0206               67               1.0000
         25               2.9098               68               1.0000
         26               2.8037               69               1.0000
         27               2.7023               70               1.0000
         28               2.6052               71               1.0000
         29               2.5126               72               1.0000
         30               2.4242               73               1.0000
         31               2.3398               74               1.0000
         32               2.2594               75               1.0000
         33               2.1827               76               1.0000
         34               2.1097               77               1.0000
         35               2.0400               78               1.0000
         36               1.9737               79               1.0000
         37               1.9106               80               1.0000
         38               1.8507               81               1.0000
         39               1.7939               82               1.0000
         40               1.7402               83               1.0000
         41               1.6893               84               1.0000
         42               1.6413               85               1.0000
         43               1.5959               86               1.0000

For Death Benefit Corridor Rates between policy anniversaries: 1. Determine the difference in rates between the two anniversaries; and 2. Add to the earlier rate 1/12 of the difference in rates for each month that has passed since the earlier policy anniversary.

 08921                              Page 3C

Policy Schedule Continued - Policy Number 0000000000

                         DEATH BENEFIT CORRIDOR RATES

                        BASED ON GUIDELINE PREMIUM TEST

      ATTAINED                              ATTAINED
   AGE OF YOUNGER                        AGE OF YOUNGER
  CONTINGENT INSURED       RATE         CONTINGENT INSURED       RATE
  ------------------ -----------------  ------------------ -----------------
        0-40               2.50                60                1.30
         41                2.43                61                1.28
         42                2.36                62                1.26
         43                2.29                63                1.24
         44                2.22                64                1.22
         45                2.15                65                1.20
         46                2.09                66                1.19
         47                2.03                67                1.18
         48                1.97                68                1.17
         49                1.91                69                1.16
         50                1.85                70                1.15
         51                1.78                71                1.13
         52                1.71                72                1.11
         53                1.64                73                1.09
         54                1.57                74                1.07
         55                1.50               75-90              1.05
         56                1.46                91                1.04
         57                1.42                92                1.03
         58                1.38                93                1.02
         59                1.34                94                1.01
                                               95+               1.00

 08921                              Page 3C

Policy Schedule Continued - Policy Number 0000000000

                          TABLE OF SURRENDER CHARGES

                      PER $1,000 OF INITIAL BASE COVERAGE

The following charges apply to each $1,000 of Initial Base Coverage surrendered during the policy years shown below (Surrender Charge Period). The charge for the surrender of all or any portion of Initial Base Coverage will be equal to the rate shown below for the year of surrender multiplied by the number of thousands of Base Coverage being surrendered. There will be an additional charge for each partial surrender as described in the "Partial Surrender" provision.

      POLICY                                                   SURRENDER
      YEAR                                                    CHARGE RATE
      ------                                                  -----------
         1                                                       $6.58
         2                                                        6.52
         3                                                        6.46
         4                                                        5.51
         5                                                        4.58
         6                                                        3.66
         7                                                        2.76
         8                                                        1.87
         9                                                        1.01
        10                                                        0.00

A new Surrender Charge Schedule will be furnished if there is an increase in Base Coverage.

 08921                              Page 3D

Contract. Your policy is a legal contract that You have entered into with Us. You have paid the first premium and have submitted an application, a copy of which is attached. In return, We promise to provide the insurance coverage described in this policy.

The entire contract consists of:

     1.  The base policy;

     2.  The riders that add benefits to the base policy, if any;

     3.  Endorsements, if any; and

     4. The attached copy of Your application, and any amendments or supplemental applications.

Date of Issue. The Date of Issue of this policy is the date on which the first premium is due. The Date of Issue is also the date from which all policy years, anniversaries, and Monthly Deduction dates are determined

Owner. The Owner is as stated in the application unless later changed. During the Last Surviving Contingent Insured's lifetime, the Owner may exercise every right the policy confers or We allow (subject to the rights of any assignee of record). You may have multiple Owners of this policy. In that case, the authorizations of all Owners are required for all policy changes except for transfers, premium allocations and deduction allocations. We will accept the authorization of one Owner for transfers and changes in premium and deduction allocations. The Owner or Owners may be the same as one or both Contingent Insureds but do not have to be. If an Owner dies while the policy is in force and either Contingent Insured is living, ownership rights pass on to a successor Owner recorded in Our records, if any; otherwise ownership rights pass to the estate of the Owner.

Last Surviving Contingent Insured. The Last Surviving Contingent Insured is the last survivor of the Contingent Insureds named on the Policy Schedule. Payment of a Death Benefit under this policy will be made upon the death of the Last Surviving Contingent Insured. The term "second death" means "death of the Last Surviving Contingent Insured."

Notification of First Death. While Death Benefit Proceeds will be payable upon the second death, We must receive proof of the death of both Contingent Insureds before payment will be made. Therefore, it is important that due proof of the first death be furnished to the Company at the time of such death.

                               PREMIUM PAYMENTS

All premiums after the first are payable in advance. Premium payments are flexible. This means You may choose the amount and frequency of payments. The actual amount and frequency of premium payments will affect the Cash Values and the amount and duration of insurance. Please refer to the "Policy Values Provisions" section for a detailed explanation.

Planned Periodic Premiums. The amount and frequency of the Planned Periodic Premiums You selected are shown on the Policy Schedule. You may request a change in the amount and frequency. We may limit the amount of any increase. (See "Maximum Premium".) Payment of the Planned Periodic Premium may not be sufficient to keep Your policy in force until maturity. You can choose a higher Planned Periodic Premium or an increase in the frequency of payments to keep Your policy in force. (See "Grace Period" and "Monthly Guarantee Premium".)

Unscheduled Additional Premiums. You may pay additional premiums at any time before the Maturity Date shown on the Policy Schedule. We may limit the number and amount of additional premiums. (See "Maximum Premium" and "Maximum Net Amount at Risk".)

Maximum Premium. We reserve the right to refund any premium that would cause this policy to fail to qualify as life insurance under the Death Benefit Compliance Test selected, and under applicable tax laws. The test selected is shown on the Policy Schedule.

Maximum Net Amount at Risk. We reserve the right to refund any premium that would cause an immediate increase in the Net Amount at Risk unless both Contingent Insureds are living and provide evidence of insurability satisfactory to Us. We may automatically effect a partial surrender or reduce the Death Benefit, both of which may have federal tax

 08921                              Page 4
consequences, if the Net Amount at Risk exceeds Our limitations. Net Amount at Risk is the excess of the Death Benefit over the Accumulation Value of the policy.

Premium Expense Charge. The Premium Expense Charge is calculated by multiplying the premium paid (after the deduction of any state premium tax) by the Premium Expense Charge Percentage. The Premium Expense Charge Percentage is adjustable, but will never be more than the guaranteed Premium Expense Charge Percentage shown on the Policy Schedule.

Net Premium. The term Net Premium as used in this policy means "The premium paid, less any applicable state premium tax and less the Premium Expense Charge" except as follows: No Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company. (We refer to this as an internal rollover.)

Allocation of Net Premiums. The initial allocation of Net premiums is shown in the application for this policy and will remain in effect until changed by Written notice from the Owner. The percentage allocation for future Net Premiums may be changed at any time by Written notice.

The initial Net Premium will be allocated to the money market investment option on the later of the following dates:

     1.  The Date of Issue; or

     2. The date all requirements needed to place the policy in force have been satisfied, including underwriting approval and receipt in the Home Office of the necessary premium.

The initial Net Premium will remain in the money market investment option until the first Valuation Date following the 15th day after it was applied. Any additional Net Premiums received prior to the first Valuation date which follows the 15th day after the initial Net Premium was applied will be allocated to the money market investment option until such Valuation Date. At that time, We will transfer the Accumulation Value to the selected investment option(s). Each Net Premium received after such Valuation Date will be applied directly to the selected investment option(s) as of the Business Day received.

Changes in the allocation of Net Premiums will be effective on the date We receive the Owner's notice. The allocation may be 100% to any available option or may be divided among several available options in whole percentage points totaling 100%.

Where to Pay. You may make Your payments to Us at Our Home Office, Our Payment Processing Center or to an authorized agent. All premium checks must be made payable to the Company. A receipt signed by an officer of the Company will be furnished upon request.

                    DEATH BENEFIT AND DEATH BENEFIT OPTIONS

Death Benefit Proceeds. If both Contingent Insureds die prior to the Maturity Date and while this policy is in force, We will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be subject to:

     1.  The Death Benefit Option in effect on the date of the second death; and

     2. Any increases or decreases made to the Specified Amount. The Initial Specified Amount is shown on the Policy Schedule.

Guidelines for changing the Death Benefit Option or the Specified Amount will be found in "Changing Your Insurance Policy."

Any premium received after the date of the second death will be refunded and will not be included in the Accumulation Value for purposes of calculating the Death Benefit Amount. The Death Benefit Proceeds will be the Death Benefit Amount, after refunding any premium received after the date of the second death, less any outstanding policy loans and will be subject to the other provisions of the "Beneficiary and Proceeds" section.

Death Benefit Compliance Test. Death Benefit Compliance Tests are used to determine if a policy will qualify as life insurance under applicable tax laws. There are two compliance tests which may be used: The Guideline Premium Test

 08921                              Page 5
and the Cash Value Accumulation Test. The test which You selected when this policy was issued is shown on the Policy Schedule. You cannot change Your selection of the Death Benefit Compliance Test after the Date of Issue.

Death Benefit Option. The Death Benefit Option which You selected is shown on the Policy Schedule as Option 1, 2 or 3.

 Option 1.  If You selected Option 1, the Death Benefit Amount will be the greater of:

    1.      The Specified Amount on the date of the second death; or

    2. The Accumulation Value on the date of the second death multiplied by the applicable Death Benefit Corridor Rate.

 Option 2.  If You selected Option 2, the Death Benefit Amount will be the greater of:

    1. The Specified Amount plus the Accumulation Value on the date of the second death; or

    2. The Accumulation Value on the date of the second death multiplied by the applicable Death Benefit Corridor Rate.

 Option 3.  If You selected Option 3, the Death Benefit Amount will be the amount payable under Option 1 plus the sum of all premiums paid for this policy, including premiums for any riders, less any amounts waived by the Company under a waiver of monthly deduction benefit, except as follows: Premium payments after a partial surrender will not increase the Death Benefit Amount until the sum of premiums paid from the date of the partial surrender exceeds the amount of the partial surrender.

            There is a Maximum Net Amount at Risk associated with Death Benefit Option 3. If You selected Option 3, the Maximum Net Amount at Risk on the Date of Issue is shown on the Policy Schedule. If at any time the Net Amount at Risk (Net Amount at Risk is the excess of the Death Benefit Amount over the Accumulation Value of the policy) exceeds the Maximum Net Amount at Risk, the Company may automatically effect a partial surrender or reduce the Death Benefit Amount, both of which may have federal tax consequences, to keep the Net Amount at Risk below the maximum then in effect. In no event, however, will We effect such partial surrender or reduce the Death Benefit Amount if the change would result in adverse tax consequences under Internal Revenue Code (IRC)
            Section 7702. Future underwritten increases in Specified Amount will increase the Maximum Net Amount at Risk.

Death Benefit Corridor Rates are shown in the table for the Death Benefit Compliance Test which You selected.

Specified Amount. The Specified Amount is the total of two types of coverage:
Base Coverage and Supplemental Coverage. Base Coverage is subject to Surrender Charges and a Monthly Expense Charge, but Supplemental Coverage is not. If Supplemental Coverage has been included as a part of the Specified Amount, charges for the Specified Amount will be lower than if the same Specified Amount had been issued without Supplemental Coverage. However, if Supplemental Coverage is included the premium may be higher for various rider(s) attached to Your policy. The amounts of Base Coverage, Supplemental Coverage (if any) and the Initial Specified Amount are shown on the Policy Schedule.

                        CHANGING YOUR INSURANCE POLICY

You may request a change in the Specified Amount or Death Benefit Option, subject to Our underwriting requirements at any time except that a decrease in the Specified Amount may not become effective prior to the end of the first policy year. Your request must be submitted to Our Home Office In Writing.

Increasing the Specified Amount. Increases in Specified Amount will only be considered while both Contingent Insureds are living. We will require an application for each Contingent Insured and evidence of insurability satisfactory to Us for any increase in the Specified Amount. The proportion of Base to Supplemental Coverage following an increase may be in any proportion as long as Base Coverage is at least 10% of the total Specified Amount. An increase will be effective on the Monthly Deduction Day on or next following the date the application for increase is approved by Us. The effective date will appear in an endorsement to this policy.

Decreasing the Specified Amount. Any decrease will go into effect on the Monthly Deduction Day following the Business Day We receive the request. The Death Benefit Amount remaining in effect after any decrease cannot be less than the greater of:

 08921                              Page 6

     1.  The Minimum Death Benefit Amount shown on the Policy Schedule; or

     2. Any Death Benefit Amount required to qualify this policy as life insurance under applicable tax laws.

Any such decrease will be applied in the following order:

     1. Against the Specified Amount provided by the most recent increase, with the decrease applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

     2. Against the next most recent increases successively, with the decrease of each prior increase applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

     3. Against the Specified Amount provided under the original application, with the decrease applying first to the entire Supplemental Coverage portion of such amount, if any, followed by the Base Coverage portion.

Any reduction in Base Coverage will be subject to any applicable Surrender Charges being deducted from the Accumulation Value on a pro-rata basis with the Surrender Charge prior to the reduction in Base Coverage being reduced proportionately. However, if such charge is greater than the Accumulation Value, the Specified Amount decrease will not be allowed.

Changing the Death Benefit Option. You may request a change from Option 1 to Option 2, from Option 2 to Option 1 or from Option 3 to Option 1.

     1. If You request a change from Option 1 to Option 2: The new Specified Amount will be the Specified Amount, prior to change, less the Accumulation Value as of the effective date of the change, but not less than zero. Any such decrease in Specified Amount will be subject to the same guidelines and restrictions as outlined in the "Decreasing the Specified Amount" provision, except that such decrease will not be subject to a pro-rata Surrender Charge and the Surrender Charge will not change due to the decrease.

     2. If You request a change from Option 2 to Option 1: The new Specified Amount will be the Specified Amount prior to the change plus the Accumulation Value as of the effective date of the change. The entire increase in the Specified Amount will be applied to the last coverage added (either Base or Supplemental) which has not been removed. For the purpose of this calculation, if the Base and Supplemental Coverages were issued on the same date, We will consider the Supplemental Coverage to have been issued later.

     3. If You request a change from Option 3 to Option 1: The Specified Amount will remain unchanged.

We will not require evidence of insurability for a change in the Death Benefit Option. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

Changing the Terms of Your Policy. Any change in the terms of Your policy must be approved by the President, a Vice President, an Administrative Officer or the Secretary of the Company. No agent has the authority to make any changes or waive any of the terms of Your policy.

                          SEPARATE ACCOUNT PROVISIONS

Separate Account. Separate Account VL-R is a segregated investment account established by the Company under Texas law to separate the assets funding the variable benefits for the class of policies to which this policy belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the policy liabilities shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account are credited to or charged against such Account without regard to Our other income, gains or losses.

Investments of the Separate Account. The Separate Account is segmented into Divisions. Each Division invests in a single investment option. Net Premiums will be applied to the Separate Account and allocated to one or more Divisions. The assets of the Separate Account are invested in the investment option(s) listed on the application for this policy. From time to time, We may add additional Divisions. We may also discontinue offering one or more Divisions as provided in the "Rights Reserved by Us" provision. You may make a change in investment selections by contacting Our

 08921                              Page 7

Home Office. You may make transfers to the additional Divisions subject to the rules stated in the "Transfer Provision" section and any new rules or limitations which may apply to such additional Divisions.

If shares of any of the investment options become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of the shares or may substitute shares of another investment option for shares already purchased under this policy as provided in the "Rights Reserved by Us" provision.

Valuation of Assets. The assets of the Separate Account are valued as of each Valuation Date at their fair market value in accordance with Our established procedures. The Separate Account Value as of any Valuation Date prior to the Maturity Date is the sum of Your account values in each Division of the Separate Account as of that date.

Valuation Units. In order to determine policy values in the Divisions We use Valuation Units which are calculated separately for each Division. The Valuation Unit value for each Division will vary to reflect the investment experience of the applicable investment option. The Valuation Unit for a Division will be determined on each Valuation Date for the Division by multiplying the Valuation Unit value for the Division on the preceding Valuation Date by the Net Investment Factor for that Division for the current Valuation Date.

Net Investment Factor. The Net Investment Factor for each Division is determined by dividing (1) by (2) and subtracting (3), where:

     (1) is the net asset value per share of the applicable investment option as of the current Valuation Date (plus any per share amount of any dividend or capital gains distribution paid by the investment option since the last Valuation Date); and

     (2) is the net asset value per share of the shares held in the Division as determined at the end of the previous Valuation Date; and

     (3) is a factor representing the Mortality and Expense Charge.

The net asset value of an investment option's shares held in each Division shall be the value reported to Us by that investment option.

Valuation Dates. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying investment option is unable to value or determine the Division's investment in an investment option due to any of the reasons stated in the "Suspension and Deferral of Payments" provision, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.

Business Day. A Business Day is each day during which the New York Stock Exchange is open for business. We will treat any information or Written communications We receive after the close of a Business Day to have been received as of the next Business Day. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

Minimum Value. The Minimum Value that may be retained in a Division after a partial surrender or transfer is shown on the Policy Schedule. If a partial surrender causes the balance in any Division to drop below such minimum amount, the Company reserves the right to transfer the remaining balance to the money market Division. If a transfer causes the balance in any Division to drop below the minimum amount, the Company reserves the right to transfer the remaining balance in proportion to the transfer request.

Change of Investment Advisor or Investment Objective. Unless otherwise required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this policy is being delivered.

Rights Reserved by Us. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to:

     1. Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

 08921                              Page 8

     2. Transfer any assets in any Division to another Division, or to one or more other separate accounts;

     3. Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

     4. Make any new Division available to You on a basis to be determined by Us;

     5. Substitute for the shares held by any Division the shares of another Division or the shares of another investment company or any other investment permitted by law;

     6. Make any changes as required by the Internal Revenue Code, or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance;

     7. Make any changes required to comply with the requirements of any underlying investment option; or

     8. Make other changes in this policy that in Our judgment are necessary or appropriate to ensure that this policy continues to qualify for tax treatment as life insurance, or that do not reduce any Cash Surrender Value, Death Benefit Amount, Accumulation Value or other accrued rights or benefits.

When required by law, We will obtain Your approval of changes and We will obtain approval from any appropriate regulatory authority.

                                GENERAL ACCOUNT

The General Account is a fixed account within Our general assets which We have established for:

     1.  Any amounts transferred from the Divisions as a result of a loan; and

     2.  Any amounts the Owner allocates to such Account.

The guaranteed minimum interest rate used in calculating Accumulation Values of amounts allocated to the General Account is shown on the Policy Schedule. We can use interest rates greater than the guaranteed rates to calculate Accumulation Values of amounts allocated to the General Account. Interest applied to that portion of the General Account equal to a policy loan will be at an annual effective rate of 4.0%.

                           POLICY VALUES PROVISIONS

Accumulation Value. The Accumulation Value of Your policy is the total of all values in the Divisions of the Separate Account and in the General Account. The Accumulation Value reflects:

     1.  Net Premiums paid;

     2.  Monthly Deductions;

     3. The investment experience of the Divisions selected less the Mortality and Expense Charge;

     4. Amounts allocated to the General Account, including interest earned on amounts in the General Account;

     5. Deductions due to partial surrenders and any charges for partial surrenders; and

     6.  Deductions, if any, resulting from decreases in Specified Amount.

Net Premiums are allocated, in accordance with Your instructions, to the General Account or allocated to the selected Divisions of the Separate Account and converted to Valuation Units.

On each Monthly Deduction Day, a Monthly Deduction will be made by reducing the unloaned portion of the General Account or redeeming Valuation Units from each applicable Division in the same ratio as the allocation of policy deductions in effect on the Monthly Deduction Day. You must state In Writing in advance how Monthly Deductions should be made if other than this method is to be used.

 08921                              Page 9

If the unloaned portion of the General Account or the balance in any Division of the Separate Account is insufficient to make a Monthly Deduction in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the Monthly Deduction bears to the unloaned Accumulation Value of Your policy.

The Accumulation Value in any Division is determined by multiplying the value of a Valuation Unit by the number of Valuation Units held under the policy in that Division.

The value of the Valuation Units equal to the amount being borrowed from the Separate Account will be transferred to the General Account as of the Business Day that We receive the Written loan request.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day that We receive the Written request for partial surrender.

On the Date of Issue. The Accumulation Value on the Date of Issue is:

     1.  The Net Premium received; less

     2. The Monthly Deduction for the first policy month. (See "How We Calculate a Monthly Deduction".)

The first deduction day is the Date of Issue. The Monthly Deduction Day is shown on the Policy Schedule.

On Each Monthly Deduction Day. On each Monthly Deduction Day after the Date of Issue, We will determine the Accumulation Value as follows:

     1.  We will take the Accumulation Value as of the last Monthly Deduction
         Day;

     2. Add the interest earned for the month on the excess of the General Account value on the last Monthly Deduction Day over any partial surrenders and transfers made from the General Account since the last Monthly Deduction Day;

     3. Add any investment gain (or subtract any investment loss) on the Divisions of the Separate Account since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units;

     4.  Add all Net Premiums received since the last Monthly Deduction Day;

     5. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

     6. Subtract the Monthly Deduction for the policy month following the Monthly Deduction Day. (See "How We Calculate a Monthly Deduction".)

On Any Valuation Date Other Than A Monthly Deduction Day. The Accumulation Value on any Valuation Date other than a Monthly Deduction Day will be the sum of:

     1.  The value of the General Account as of the last Monthly Deduction Day;

     2. Less any partial surrenders and any charges for partial surrenders since the last Monthly Deduction Day;

     3.  Plus all Net Premiums received since the last Monthly Deduction Day;
         and

     4. Plus the sum of the values of the Divisions of the Separate Account as of the last Monthly Deduction Day, plus the amount of any investment gain (or minus any investment loss) on the Divisions since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units.

Cash Value. The Cash Value of this policy will be equal to the Accumulation Value less the Surrender Charge, if any.

Cash Surrender Value. The Cash Surrender Value of this policy will be equal to the Cash Value less any outstanding policy loans and accrued loan interest.

 08921                              Page 10

Monthly Deductions May Be Made Only if There Is Sufficient Value (Unless The Policy is Being Continued Under the Monthly Guarantee Premium Provision). Unless this policy is being continued in force under the Monthly Guarantee Premium provision, a Monthly Deduction may be made only if the Cash Surrender Value is equal to or greater than the Monthly Deduction. If the value on a Monthly Deduction Day is not sufficient to meet the Monthly Deduction for the current month, this policy will be subject to the "Grace Period" and the "Monthly Guarantee Premium" provisions.

Surrender Charge. The Surrender Charge applies only to the Base Coverage portion of the Specified Amount. The Surrender Charge for the amount of Base Coverage on the Date of Issue will be deducted from the Accumulation Value if such Base Coverage is surrendered or reduced during the Surrender Charge Period. Surrender Charges for any increases in Base Coverage will be deducted from the Accumulation Value if such increases are surrendered or reduced during the Surrender Charge Period of each increase. The Surrender Charge Period will vary according to the younger Contingent Insured's age at issue (or the younger Contingent Insured's age on the date of an increase) as shown in the Table of Surrender Charges per $1,000 of Base Coverage.

How We Calculate a Monthly Deduction. Each Monthly Deduction includes:

     1.  The cost of insurance provided by the base policy; and

     2. The cost of insurance and other charges for benefits provided by riders, if any; and

     3.  The Monthly Administration Fee; and

     4.  The Monthly Expense Charge, if any.

Account Value Enhancement. At the beginning of the policy year shown on the Policy Schedule (and at the beginning of each policy year thereafter), this policy will be eligible for an Account Value Enhancement ("Enhancement"). The Enhancement amount will be calculated at the end of the policy year by multiplying the unloaned Accumulation Value by the Enhancement Percentage. The Enhancement amount will be allocated using the premium allocation percentages in effect at that time. The annual report that We will send to the Owner for the policy year immediately preceding the policy year stated on the Policy Schedule will indicate the Enhancement Percentage, if any, which will be applied at the end of such policy year. Each annual report that follows will indicate the Enhancement Percentage, if any, for the next policy year. The same Enhancement Percentage will be applied to all policies with the same calendar year of issue and the same policy year.

How We Calculate the Cost of Insurance for the Base Policy. We calculate the cost of insurance at the beginning of each policy month on the Monthly Deduction Day. The cost of insurance is determined as follows:

     1. Reduce the Death Benefit Amount by the amount of Accumulation Value on the Monthly Deduction Day before the cost of insurance deduction is taken, and after any applicable rider charges, the Monthly Expense Charge, if any, and the Monthly Administration Fee are deducted ;

     2. Multiply the difference by the cost of insurance rate per $1,000 of Net Amount at Risk as provided in the "Cost of Insurance Rate" provision; and

     3.  Divide the result by 1000.

Cost of Insurance for Benefits Provided by Riders. The cost of insurance for benefits provided by riders will be as stated on the Policy Schedule or in an endorsement to this policy. Riders are not a part of the base policy.

Monthly Administration Fee. An administration fee will be deducted monthly. The amount of the Monthly Administration Fee may be adjusted, but will never be greater than the guaranteed Monthly Administration Fee shown on the Policy Schedule.

Monthly Expense Charge. A Monthly Expense Charge will be deducted monthly. Such charge applies to the initial amount of Base Coverage, and to any increase in Base Coverage. The Monthly Expense Charge for the initial amount of Base Coverage is shown on the Policy Schedule. The duration of the charge for the initial Base Coverage and any increase in Base Coverage is also shown on the Policy Schedule. The Monthly Expense Charge for any increase in Base Coverage will be provided in an endorsement to this policy. Any decrease in Base Coverage will not change the Monthly Expense Charge then in effect.

 08921                              Page 11

Cost of Insurance Rate. The cost of insurance rate for the Initial Specified Amount, and for each Specified Amount increase, is based on each Contingent
Insured's:

     1.  Gender (if this policy was issued on a Sex Distinct basis);

     2.  Age nearest birthday on each policy anniversary; and

     3. Premium Class shown on the Policy Schedule associated with the Initial Specified Amount and Premium Class associated with each increase in the Specified Amount, if any, shown in subsequent endorsements.

A table of guaranteed monthly cost of insurance rates is included in this policy. We can use cost of insurance rates that are lower than the guaranteed rates. Any change in rates will apply to all policies in the same rate class as this policy. The rate class of this policy is determined on its Date of Issue according to:

     1.  The calendar year of issue and policy year;

     2.  The plan of insurance;

     3.  The amount of insurance; and

     4. The age nearest birthday, gender and Premium Class of each Contingent Insured if this policy was issued on a Sex Distinct basis or the age nearest birthday and Premium Class if this policy was issued on a Gender Neutral basis.

Changes in Rates, Charges and Fees. This policy does not participate in Our profits or surplus. Any redetermination of the cost of insurance rates, interest rates used in calculating Accumulation Values of amounts allocated to the General Account, Mortality and Expense Charges, Premium Expense Charge Percentage, Enhancement Percentage or Monthly Administration Fee will be based on Our future expectations as to mortality, persistency, expenses, investment earnings, reinsurance costs, and state and federal taxes. We will not change these rates or charges in order to recoup any prior losses.

Grace Period. The Grace Period is the 61-day period that follows a Monthly Deduction Day or an annual policy loan interest due date if:

     1.  There is not enough Cash Surrender Value to pay the amount due; and

     2. The requirements of the Monthly Guarantee Premium provision have not been met.

There is no Grace Period for the Initial Monthly Deduction.

If the amount required to keep Your policy in force is not paid by the end of the Grace Period, this policy will terminate without value. However, We will give You at least 31 days notice prior to termination that Your policy is in the Grace Period and advise You of the amount of premium required to keep Your policy in force. Such 31 days prior notice will be sent to You at Your last known address, and to the assignee of record, if any. If the Last Surviving Contingent Insured dies during the Grace Period, Monthly Deductions through the policy month in which death occurred will be deducted from the proceeds.

If We receive a surrender request within 31 days after the Grace Period commences, the Cash Surrender Value payable will not be less than the Cash Surrender Value on the Monthly Deduction Day the Grace Period commenced. The Monthly Deduction for the policy month following such Monthly Deduction Day will not be subtracted in the calculation of such Cash Surrender Value.

Monthly Guarantee Premium. The Monthly Guarantee Premium for the Initial Specified Amount and any benefit riders in force on the Date of Issue is shown on the Policy Schedule. The Guarantee Period will be based on the younger Contingent Insured's age at issue. The Guarantee Period for Your policy is shown on the Policy Schedule. This policy will not terminate on a Monthly Deduction Day within the Guarantee Period if, on such Monthly Deduction Day the sum of premiums paid equals or exceeds:

     1. The sum of the Monthly Guarantee Premiums from the Date of Issue, including the current month; plus

     2. Any partial surrenders and any increase in the loan amount since the Date of Issue.

If on a Monthly Deduction Day, this policy does not meet the Monthly Guarantee Premium requirements, guarantees under this provision will not be in effect.

 08921                              Page 12

During the Guarantee Period the Monthly Guarantee Premium will be recalculated if:

     1.  The Specified Amount is increased or decreased; or

     2.  A benefit rider is increased, decreased, added or removed; or

     3.  A change in Premium Class occurs; or

     4.  A change in Death Benefit Option occurs.

These changes will not affect the Guarantee Period then in effect, if any.

If a policy is reinstated during the Guarantee Period with no change in the Specified Amount, the Death Benefit Option, Premium Class or benefit riders, if any, the Monthly Guarantee Premium upon reinstatement will be the same as it was when the policy lapsed. Reinstatement will not change the Guarantee Period that was in effect when the policy lapsed.

The policy value at the end of the Guarantee Period may be insufficient to keep the policy in force unless an additional payment is made at that time.

Full Surrender. You may return Your policy to Us and request its Cash Surrender Value at any time during the Last Surviving Contingent Insured's lifetime before the Maturity Date. The Cash Surrender Value will be determined as of the Business Day We receive the policy and the Written request for surrender. The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

Partial Surrender. At any time after the first policy year You may request withdrawal of a portion of the Cash Surrender Value of the policy. Your request must be made In Writing during the Last Surviving Contingent Insured's lifetime before the Maturity Date. The minimum partial surrender is shown on the Policy Schedule.

The amount being surrendered or reduced will terminate on the Valuation Date on or next following the date We receive the Written request for surrender or reduction. Valuation Units are surrendered to reflect a partial surrender as of the Business Day We receive the Written request for partial surrender.

A partial surrender will result in a reduction of the Accumulation Value, Cash Value, and the Death Benefit Amount. The Accumulation and Cash Values will be reduced by the amount of partial surrender benefit. The reduced Death Benefit Amount will be determined in accordance with the "Death Benefit Option" provision. If Your Death Benefit Option is Option 1 or Option 3, the Specified Amount will be reduced by the amount of the partial surrender. If Your Death Benefit Option is Option 2, the Specified Amount will not be reduced by the amount of the partial surrender. The reduction in Specified Amount will be subject to the same guidelines and restrictions as outlined in the "Decreasing the Specified Amount" provision. (The Specified Amount after the reduction will not be less than zero.) The Death Benefit Amount remaining after this reduction must be no less than the Minimum Death Benefit Amount after a Decrease in Specified Amount shown on the Policy Schedule.

A partial surrender will result in the cancellation of Valuation Units from each applicable Division and reduction of the unloaned portion of the General Account in the same ratio as the Allocation of Policy Deductions in effect on the date of partial surrender. If the number of Valuation Units in any Division or in the unloaned portion of the General Account is insufficient to make a partial surrender in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the ratio the partial surrender request bears to the Cash Surrender Value of Your policy. You must state In Writing in advance how partial surrenders should be made if other than this method is to be used.

In addition to the amounts shown in the Table of Surrender Charges, there will be a charge for each partial surrender not to exceed the lesser of 2.0% of the amount withdrawn or $25. Any partial surrender that causes a reduction in Base Coverage will be subject to any applicable Surrender Charges being deducted from the Accumulation Value on a pro-rata basis, and the remaining Surrender Charges will be reduced proportionately.

The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

Continuation of Insurance Coverage if Amount or Frequency of Premium Payments is Reduced or if Premium Payments Are Discontinued. If You reduce the amount or frequency of premium payments, or if You discontinue payment of premiums and do not surrender this policy, We will continue making Monthly Deductions (as long as there is sufficient value to make such deductions) until the Maturity Date. During the Guarantee Period, this policy will remain in

 08921                              Page 13
force as long as the Monthly Guarantee Premium requirements are met. This policy will remain in force until the earliest of the following dates:

     1. The Maturity Date (if there is sufficient value to make Monthly Deductions to that date);

     2.  Full surrender of the policy;

     3.  The end of the Grace Period; or

     4.  The second death.

                              TRANSFER PROVISION

Transfer of Accumulation Value. Transfers will be made as of the Business Day We receive the Written transfer request, subject to the restrictions that follow. If You elect to use the transfer privilege, We will not be liable for a transfer made in accordance with Your instructions. We reserve the right to terminate, suspend or modify the transfer privilege, and to charge a $25 fee for each transfer in excess of 12 in a policy year. Transfers under the Dollar Cost Averaging or Automatic Rebalancing programs will not count toward the 12 free transfers.

The policy is not designed for professional market timing organizations or other entities using programmed or frequent transfers involving large amounts. We are required by law to monitor all Owners' policies for market timing, and have established procedures to detect potential violations. We will monitor all policies to determine if an Owner requests:

     1. An exchange into or out of a variable investment option, except the money market investment option, within 2 calendar weeks of an earlier exchange out of or into that same variable investment option; or

     2. Exchanges into and out of, or out of and into, the same variable investment option, except the money market investment option, more than twice in any one calendar quarter.

If either of the above transactions occurs, We will suspend such Owner's same day or overnight delivery transfer privileges with notice to prevent market timing efforts. Such notice of suspension will take the form of either a letter mailed to the Owner's last known address, or a telephone call from Us informing the Owner that effective immediately, all same day or overnight delivery transfer privileges have been suspended. The suspension of transfer privileges will last for no more than 6 months. Transfers under Dollar Cost Averaging, Automatic Rebalancing or any other automatic transfer arrangements to which We have agreed are not affected by these procedures. Our procedures will be followed in all circumstances and We will treat all Owners the same.

Transfer of Accumulation Value (Separate Account). You may transfer all or part of Your interest in a Division of the Separate Account subject to the following:

     1.  The minimum amount which may be transferred is $500.

     2. If the entire amount in a Division of the Separate Account is not being transferred the minimum which must remain is $500.

Transfers between Separate Account Divisions result in the redemption of Valuation Units in one Division and the purchase of Valuation Units in the Division to which the transfer is made. We will not honor Your request for a transfer if the Separate Account is unable to purchase shares of an investment option for any reason.

Transfer of Accumulation Value (General Account). A transfer from the General Account to a Division of the Separate Account may be made during the 60 day period following each policy anniversary. The amount that may be transferred will be the greatest of the following amounts:

     1. Twenty-five percent (25%) of the unloaned portion of the General Account as of the policy anniversary;

     2. The total dollar amount withdrawn from the General Account during the prior policy year (whether the amount withdrawn was a partial surrender for cash or was being transferred to the Separate Account); or

     3.  $500.

 08921                              Page 14

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Transfer of Your interest in a Separate Account Division on the Maturity Date will not be subject to a Transfer Fee. Our right to defer payment of values allocated to the General Account for up to 6 months will not apply to values transferred to the General Account under this provision.

Transfer of Accumulation Value (Separate Account) on the Maturity Date. The value of each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date, and the resulting Cash Surrender Value paid to the Owner if one or both Contingent Insureds are living on that date. If any underlying investment option cannot be valued, or We cannot determine the value of a Division's investment in an investment option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined.

Transfer of Your interest in a Separate Account Division on the Maturity Date will not be subject to a Transfer Fee. Our right to defer payment of values allocated to the General Account for up to 6 months will not apply to values transferred to the General Account under this provision.

Telephone Transfer and Allocation Privilege. If We have on file a completed telephone authorization form for Telephone Transactions, We will allow transfers and the percentage allocation for future Net Premiums and policy deductions to be changed by telephone at any time. We will honor instructions for Telephone Transactions from any person who provides the correct information. There is a risk of possible loss to You if unauthorized persons use this service in Your name. Under Telephone Transactions, We are not liable for any acts or omissions based upon instructions that We reasonably believe to be genuine, including losses arising from errors in the communication of telephone instructions.

Dollar Cost Averaging. Dollar Cost Averaging (DCA) is an automatic transfer of funds made periodically prior to the Maturity Date in accordance with Instructions from the Owner. DCA transfers will be made in accordance with the Transfer provisions, except as provided below:

     1.  DCA transfers may be made:

         a)  On any day of the month except the 29th, 30th or 31st;

         b)  On a monthly, quarterly, semi-annual or annual basis; and

         c) From one Separate Account Division to one or more of the other Separate Account Divisions. The General Account is not eligible for DCA.

     2. DCA may be elected only if the Accumulation Value at the time of election is $5,000 or more.

     3. The minimum amount of each DCA transfer is $100, or the remaining amount in the Separate Account Division from which the DCA transfer is being made, if less.

     4. DCA may not begin prior to the first Valuation Date following the 15th day after the initial Net Premium is applied.

     5. DCA will end when there is no longer any value in the Separate Account Division from which DCA transfers were being made, or when You request that DCA end.

     6. While DCA is active, amounts applied to the DCA Separate Account Division will be available for future dollar cost averaging in accordance with the current DCA request.

     7.  There is no charge for DCA.

     8.  DCA is not available if Automatic Rebalancing is active.

Automatic Rebalancing. Automatic Rebalancing occurs when funds are transferred by the Company among the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if Your Accumulation Value is $5,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your policy. For example, if Your policy is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if DCA is active.

 08921                              Page 15

                 SUSPENSION AND DEFERRAL OF PAYMENTS PROVISION

We reserve the right to defer payment of any Death Benefit Amount, loan or other distribution that comes from that portion of Your Accumulation Value that is allocated to Separate Account VL-R, if:

     1. The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted:

     2. An emergency exists, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to fairly determine the Accumulation Value; or

     3. The U.S. Securities and Exchange Commission (SEC) by order permits the delay for the protection of Owners.

As to amounts allocated to the General Account, We may defer payment of any Cash Surrender Value withdrawal or loan amount for up to 6 months, or the period allowed by law, whichever is less, after We receive a Written request for such payment or payments. Written notice of both the imposition and termination of any such deferral will be given to the Owners, assignees of record and any irrevocable Beneficiaries.

Payments which were due to have been made and which were deferred following the suspension of the calculation of the Cash Surrender Value will be made within thirty (30) days following the lifting of the suspension, and will be calculated based on the Valuation Date which immediately follows termination of the suspension.

                                 POLICY LOANS

You may borrow from Us at any time while this policy is in force, an amount which is equal to or less than the policy's loan value. The policy's maximum loan value will be the Cash Surrender Value less an amount equal to 3 Monthly Deductions. We reserve the right to limit at any time the amount available for a loan to 90% of the Accumulation Value. The minimum amount of each loan is $500 or, if less, the entire remaining loan value. The value of the Valuation Units equal to the amount You borrow from the Separate Account will be transferred to the General Account as of the Business Day that We receive Your Written loan request.

Obtaining a Loan. You may obtain a policy loan by Written request and assignment of the policy as sole security for the loan. The Company may delay processing the loan requested if the Suspension and Deferral of Payments Provision is in effect.

Effect of a Loan. When a loan is made, an amount equal to the amount being borrowed from the Separate Account will be transferred to the loaned portion of the General Account. A loan will result in cancellation of units from each applicable Division and reduction of the unloaned portion of the General Account according to the allocation of the policy deductions then in effect. The resulting amount will be added to the loaned portion of the General Account. If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient for a loan to be made in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the loan bears to the unloaned Accumulation Value of Your policy. You must state in Writing in advance which Division units are to be canceled if a different method is to be used.

Repayment of policy loans will first be allocated to the General Account until You have repaid all loaned amounts that were allocated to the General Account. You may tell Us how to allocate repayments above that amount. If You do not tell Us, an amount equal to the loan repayment above that amount will be transferred from the General Account to the Divisions in the same ratio currently in effect for the allocation of Net Premiums. A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Values and on the death benefits. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of the policy.

Loan Interest. Except for Preferred Loans, loan interest will accrue daily at an annual effective rate of 4.54% payable in advance. (This is equivalent to an annual effective rate of 4.75% paid at the end of the policy year.) On each policy anniversary, loan interest for the next year is due. Unpaid loan interest will be deducted at the end of each policy year from the investment options according to the allocation of policy deductions then in effect, and added to the loaned portion of the General Account. You must state In Writing in advance how unpaid loan interest should be deducted if other than this method is to be used.

 08921                              Page 16

If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient to deduct unpaid loan interest in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the unpaid loan interest bears to the unloaned Accumulation Value of Your policy.

We will credit interest monthly on the loaned portion of the General Account at an annual effective rate of 4.0%.

Preferred Loans. A "Preferred Loan" is a policy loan that is made at a net cost to the Owner that is less than the net cost of other policy loans. By "net cost" We mean the amount of interest charged for the loan less interest credited to the amount of the Accumulation Value offset by a loan. Starting on the tenth policy anniversary, this policy will be eligible for "Preferred Loans" subject to the following guidelines:

     1. The maximum amount eligible for Preferred Loans during a policy year is restricted to the lesser of the following values on the first day of such policy year:

         a.  The policy loan value; or

         b.  10% of the Accumulation Value.

     2. When a Preferred Loan is made, interest to the next policy anniversary will accrue daily at an annual effective rate of not less than 3.85% nor more than 4.08% (This is equivalent to an annual effective rate of not less than 4.0% nor more than 4.25% respectively, paid at the end of the policy year.

How You May Repay a Policy Loan. You may repay all or part of a policy loan at any time, except that:

     1. Repayment may be made only while this policy is in force and prior to the second death;

     2.  A partial repayment must be at least $100; and

     3. At the time You repay all or part of a policy loan, You must specify the payment is to repay all or part of the policy loan.

Except as provided in the Grace Period provision, at any time the sum of Your outstanding policy loans exceeds the Cash Value, this policy will lapse. However, We must mail at least 31 days prior notice to Your last known address and to the assignee of record, if any.

We Can Delay Payment. We can delay lending You money for up to 6 months, or the period allowed by law, whichever is less. However, We cannot delay lending You money if the amount is to be used to pay a premium to Us.

                           BENEFICIARY AND PROCEEDS

Beneficiary. The Beneficiary will be as named in the application, or later changed by the Owner. Unless the Owner provides otherwise, upon the second death, We will pay proceeds in equal shares to the named Beneficiaries that survive such Contingent Insured. Unless otherwise provided by the beneficiary designation, proceeds will be paid as follows:

     1. If any Beneficiary dies while the Last Surviving Contingent Insured is living, that Beneficiary's interest will pass to any other Beneficiaries of the Last Surviving Contingent Insured according to their respective interests.

     2. If there is no Beneficiary upon the second death (and there is no provision to the contrary), proceeds will be paid in one sum to the Owner, if living; otherwise proceeds will be paid to the Owner's estate.

Common Disaster. If We cannot determine whether a Beneficiary or the Last Surviving Contingent Insured died first in a common disaster, We will assume that the Beneficiary died first. Proceeds will be paid on this basis unless an endorsement to this policy provides otherwise.

Simultaneous Death of Contingent Insureds if Contingent Insureds are Owners. If the Contingent Insureds are also the Owners and We are unable to determine to Our satisfaction that one of the Contingent Insureds predeceased the other, it will be assumed that the Contingent Insureds died simultaneously. Thereupon, one-half of the Death Benefit Proceeds will be payable with respect to each Contingent Insured's Beneficiary.

 08921                              Page 17

Proceeds. Proceeds mean the amount payable on:

     1.  The Maturity Date;

     2.  Exercise of the full surrender benefit; or

     3.  The second death.

The proceeds on the Maturity Date will be the Cash Surrender Value. The proceeds on the second death will be the Death Benefit Amount, after refunding any premium received after the date of the second death, less any outstanding policy loans.

All proceeds and partial surrender benefits are subject to the provisions of the "Payment Options" section and the other provisions of this policy.

                      CHANGE OF OWNERSHIP OR BENEFICIARY

You may change the Owner or the Beneficiary at any time during the lifetime of either Contingent Insured unless the previous designation provides otherwise. To do so, send a Written request to Our Home Office in a form acceptable to Us. The change will go into effect when We have recorded the change. However, after the change is recorded, it will be deemed effective as of the date of Your Written request for change. The change will be subject to any payment made or action taken by Us before the request is recorded.

                                PAYMENT OPTIONS

Instead of being paid in one sum, all or part of the proceeds may be applied under any of the Payment Options described below. In addition to these options, other methods of payment may be chosen with Our consent.

Payment Contract. When proceeds become payable under a Payment Option, a Payment Contract will be issued to each payee. The Payment Contract will state the rights and benefits of the payee. It will also name those who are to receive any balance unpaid at the death of the payee.

Election of Options. The Owner may elect or change any Payment Option while either Contingent Insured is living, subject to the provisions of this policy. This election or change must be In Writing. Within 60 days after We receive Written notification of the second death, a payee entitled to proceeds in one sum may elect to receive proceeds under any option, subject to the limitations stated in the "Availability of Options" provision.

Option 1. Payments for a Specified Period: Equal monthly payments will be made for a specified period. The Option 1 Table in this policy shows the monthly income for each $1,000 of proceeds applied.

Option 2. Payments of a Specified Amount: Equal monthly payments of a specified amount will be made. Each payment must be at least $60 a year for each $1,000 of proceeds applied. Payments will continue until the amount applied, with interest, has been paid in full.

Option 3. Monthly Payments for Life with Period Certain: Equal monthly payments will be made for a specified period, and will continue after that period for as long as the payee lives. The specified period may be 10, 15 or 20 years. The Option 3 Table in this policy shows the monthly income for each $1,000 of proceeds applied. If issued on a Sex Distinct basis, tables are based on the Annuity 2000 Male or Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years, with interest at the rate of 2% per year. If issued on a Gender Neutral basis, tables are based on the Annuity 2000 Male and Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years, with Gender Neutral rates based on 60% female and 40% male, and interest at the rate of 2% per year.

At the time payments are to begin under this option, the payee may choose one of the following:

     1.  Monthly payments based on the Option 3 Table; or

     2. Monthly payments equal to a monthly annuity based on Our single premium immediate annuity rates then in use.

 08921                              Page 18

Option 4. Proceeds Left at Interest. Proceeds may be left on deposit with Us for any period up to 30 years. Interest earned on the proceeds may be:

     1.  Left on deposit to accumulate at the rate of 2% compounded annually; or

     2. Paid in installments at the rate for each $1,000 of proceeds of $20 annually, $9.95 semiannually, $4.96 quarterly or $1.65 monthly.

Upon the death of the payee, or at the end of the specified period, any balance left on deposit will be paid in a lump sum or under Options 1, 2 or 3.

Interest Rates. The guaranteed rate of interest for proceeds held under Payment Options 1, 2, 3 and 4 is 2% compounded annually. We may credit interest at a higher rate. We will determine the higher rate.

Payments. The first payment under Options 1, 2 and 3 will be made when the claim for settlement has been approved. Payments after the first will be made according to the manner of payment chosen. Interest under Option 4 will be credited from the date of the second death and paid or added to the proceeds as provided in the Payment Contract.

Availability of Options. If the proposed payee is not a natural person, payment options may be chosen only with Our consent. If this policy is assigned, We will have the right to pay the assignee in one sum the amount to which the assignee is entitled. Any balance will be applied according to the option chosen.

The amount to be applied under any one option must be at least $2,000. The payment elected under any one option must be at least $20. If the total policy proceeds are less than $2,000 payment will be made in a lump sum.

Evidence That Payee is Alive. Before making any payment under a Payment Option, We may ask for proof that the payee is alive. If proof is requested, no payment will be made or considered due until We receive proof.

Death of a Payee. If a payee dies, any unpaid balance will be paid as stated in the Payment Contract. If there is no surviving payee named in the Payment Contract, We will pay the estate of the payee:

     1. Under Options 1 and 3: The value as of the remaining payments for the specified period as of the date We receive Written notification of death, discounted at the rate of interest used in determining the amount of the monthly payment.

     2. Under Options 2 and 4, the balance of any proceeds remaining unpaid with accrued interest, if any.

Withdrawal of Proceeds Under Options 1 or 2. If provided in the Payment Contract, a payee will have the right to withdraw the entire unpaid balance under Options 1 or 2. Under Option 1, the amount will be the value of the remaining payments for the specified period discounted at the rate of interest used in determining monthly income. Under Option 2, the amount will be the entire unpaid balance.

Withdrawal of Proceeds Under Option 4. A payee will have the right to withdraw proceeds left under Option 4 subject to the following rules:

     1.  The amount to be withdrawn must be $500 or more;

     2.  A partial withdrawal must leave a balance on deposit of $1,000 or more.

Withdrawals May Be Deferred. We may defer payment of any withdrawal for up to 6 months from the date We receive a withdrawal request.

Assignment. Payment Contracts may not be assigned.

Change in Payment. The right to make any change in payment is available only if it is provided in the Payment Contract.

Claims of Creditors. To the extent permitted by law, proceeds will not be subject to any claims of a Beneficiary's creditors.

 08921                              Page 19

                              GENERAL PROVISIONS

Assigning Your Policy. During the lifetime of either Contingent Insured, You may assign this policy as security for an obligation. We will not be bound by an assignment unless it is received In Writing at Our Home Office. Two copies of the assignment must be submitted. We will retain one copy and return the other. We will not be responsible for the validity of any assignment.

Incontestability. We rely on the statements made in the application for the policy and any amendments of application, supplemental applications, and applications for any reinstatements or increases in Specified Amount. These statements, in the absence of fraud, are considered representations and not warranties. No statement may be used in defense of a claim unless it is in such applications.

Except as stated below, We cannot contest this policy during either Contingent Insured's lifetime after it has been in force for 2 years from the Date of Issue.

Exceptions:

     1. We cannot contest any claim related to an increase in Specified Amount during either Contingent Insured's lifetime after such increase has been in effect for 2 years from the date of issue of such increase.

     2. If this policy is reinstated, We cannot contest this policy during either Contingent Insured's lifetime after it has been in force for 2 years from the date of reinstatement.

We can contest a reinstatement or an increase in Specified Amount for a 2-year period following the date of an increase or reinstatement solely on the basis of the information furnished in the application for such reinstatement or increase.

This 2-year limitation does not apply to benefits provided by any Disability or Accidental Death Benefit rider, or to the nonpayment of premium.

Suicide Exclusion. If either Contingent Insured takes his or her own life, while sane or insane, within 2 years from the Date of Issue, We will limit the Death Benefit Proceeds to the premiums paid less any policy loans and less any partial surrenders paid.

If there are any increases in the Specified Amount a new 2-year period shall apply to each increase beginning on the date of each increase. If death due to suicide occurs during the 2-year period following an increase, but after the policy has been in force for 2 years or more, We will refund the cost of insurance charges that were deducted for the increase, and the increase will be terminated. The Initial Specified Amount and any increases in Specified Amount that have been in force for 2 years or more, will remain in force on the life of the Last Surviving Contingent Insured. (See "Changing Your Insurance Policy".)

When the laws of the state in which this policy is delivered require less than this 2-year period, the period will be as stated in such laws.

Age or Gender Incorrectly Stated (Age Incorrectly Stated if Issued on a Gender Neutral Basis). If the: (1) age or gender of a Contingent Insured (if this policy was issued on a Sex Distinct basis); or (2) age of a Contingent Insured (if this policy was issued on a Gender Neutral basis) has been misstated to Us, We will adjust the excess of the Death Benefit Amount over the Accumulation Value on the date of death to that which would have been purchased by the Monthly Deduction for the policy month of death at the correct cost of insurance rate. By age, We mean age nearest birthday as of the Date of Issue.

Statutory Basis of Policy Values. The Cash Values of the policy are not less than the minimum values required by the law of the state where this policy is delivered. The calculation of the Cash Values includes a charge for the cost of insurance, as shown in the Table of Guaranteed Monthly Cost of Insurance Rates and for the General Account interest at the guaranteed annual interest rate shown on the Policy Schedule.

Calculation of minimum Cash Values, nonforfeiture benefits and Guaranteed Cost of Insurance rates are based on the Mortality Table shown on the Policy Schedule for the appropriate gender (if this policy was issued on a Sex Distinct basis) and age nearest birthday.

 08921                              Page 20

A detailed statement of the method of computing values has been filed with the state insurance department where required.

No Dividends. This policy will not pay dividends. It will not participate in any of Our surplus or earnings.

Annual Report. We will send You at least once a year, without charge, an annual report which will show a summary of all transactions since the last report, including:

     1.  Premiums paid;

     2.  Transfers;

     3.  Expense charges deducted;

     4.  The cost of insurance deducted;

     5.  Partial surrender benefits deducted, including partial surrender fees;

     6.  The amount of any outstanding policy loans;

     7.  Separate Account Unit Values;

     8.  The current Cash Surrender and Accumulation Values; and

     9.  The Death Benefit Amount.

When This Policy Terminates. This policy will terminate if:

     1.  You request that this policy be terminated;

     2.  The Last Surviving Contingent Insured dies;

     3.  Premiums are refunded due to suicide of either Contingent Insured;

     4.  The policy matures; or

     5.  The Grace Period ends; and

         a) There is insufficient Cash Surrender Value to cover a Monthly Deduction; and

         b) The necessary Monthly Guarantee Premiums to keep the policy in force have not been paid.

Reinstatement. "Reinstating" means placing Your policy in force after it has terminated at the end of the Grace Period. We will reinstate this policy if We receive:

     1. Your Written request within 5 years after the end of the Grace Period and before the Maturity Date; and

     2. Evidence of insurability satisfactory to Us for each Contingent Insured who was living on the date the policy terminated; and

     3. Payment of enough premium to keep the reinstated policy in force for two months; and

     4.  Payment or reinstatement of any indebtedness.

The reinstated policy will be in force from the Monthly Deduction Day on or following the date We approve the reinstatement application.

The original Surrender Charge schedule will apply to a reinstated policy. The Accumulation Value at the time of reinstatement will be:

     1. The Surrender Charge deducted at the time of lapse (such charge not being greater than the Accumulation Value at the time of lapse before the Surrender Charge was applied); plus

 08921                              Page 21

     2. The Net Premium allocated in accordance with the premium allocation percentages at the time of lapse unless the reinstatement application provides otherwise, using Unit Values as of the date of reinstatement; plus

     3.  The sum of outstanding policy loans at the time of lapse; less

     4.  The Monthly Deduction for one month.

The dollar amount of any Surrender Charge reinstated will be the same as the dollar amount of Surrender Charge at the time of lapse, and will be reinstated into the Divisions and the General Account from which it was deducted at the time of lapse using Unit Values as of the date of reinstatement.

If persons other than the Contingent Insureds are covered by a rider attached to this policy, coverage will be reinstated according to the terms of that rider.

Exchange Option. At any time while both Contingent Insureds are living this policy may be exchanged for two individual policies covering the Contingent Insureds separately subject to all of the following:

     1. The total amount of coverage under the new policies will be an amount equal to:

         a. The Death Benefit Amount in effect on the effective date of exchange; less

         b.  The amount of any outstanding policy loans.

   Except as stated in number 10, the total amount of coverage of this policy may be split into two individual policies in any proportion, the total of which does not exceed the total amount of coverage of this policy.

     2. The Cash Surrender Value will be transferred to the new policies in the same ratio as the division of the total amount of coverage.

     3. The new policies will be issued on any flexible premium adjustable whole life or level premium whole life or endowment plan regularly issued by the Company on the date of exchange.

     4. Except as stated in number 10, evidence of insurability satisfactory to the Company must be furnished (this Exchange Option is not available unless both Contingent Insureds are found to be insurable).

     5. The new policies will be issued as of the date of exchange based on the age nearest birthday of each Contingent Insured.

     6. The plan of insurance selected will be subject to Our standard minimum amount requirement for such a plan.

     7.  If, on or after the Date of Issue of this policy:

         a. A rider providing waiver of monthly deduction or waiver of premium coverage is made available, and is added to this policy; and

         b. Monthly deductions or premiums for this policy are being waived as provided in such a rider;

   then neither monthly deductions nor premiums for the new policies will be waived and We will not include a waiver benefit in the new policies.

     8. The Suicide Exclusion and Incontestability provisions of the new policies will run from the Date of Issue of the new policies.

     9.  This policy will terminate on the Date of Issue of the new policies.

     10. We will not require evidence of insurability at the time this option is elected if:

         a. The Contingent Insureds divorce and a period of at least 24 months has elapsed since the date the divorce decree was finalized; or

 08921                              Page 22

         b. The Federal unlimited marital deduction is repealed, or there is a reduction of at least 50% of the tax rate in the maximum Federal estate bracket.

       In these cases the amount of the coverage under each new policy will be 50% of an amount equal to:

         a. The Death Benefit Amount in effect on the effective date of exchange; less

         b.  The amount of any outstanding policy loan.

   50% of the Cash Surrender Value will be transferred to each of the new policies.

This Exchange Option is not available if the premium class of either Contingent Insured was "Uninsurable" on the Date of Issue.

To apply for an exchange, the Owner must submit:

     1. Applications for the new policies (including evidence of insurability satisfactory to Us);

     2.  Payment of the first premium for each new policy; and

     3.  This policy for cancellation.

There may be income tax consequences if You exercise the Exchange Option. Consult with Your tax advisor before exercising this right.

Option to Extend Coverage. You may elect to extend the Maturity Date stated on the Policy Schedule (Maturity Date), as follows:

If one or both Contingent Insureds are living on the Maturity Date, coverage will be continued until the date of the second death.

To elect this option, you must submit a Written request to the Company on a form acceptable to Us, at least 30 days prior to the original Maturity Date.

Starting on the original Maturity Date:

     1. The Death Benefit Amount for the base policy will be equal to the base policy Death Benefit Amount in effect on the day prior to the Maturity Date, and if based all, or in part, on the Accumulation Value, will be adjusted by future changes in the Accumulation Value. The Death Benefit Amount will never be less than the Accumulation Value;

     2. Unless otherwise stated in a rider attached to this policy, coverage under any riders attached to this policy will not be extended;

     3.  No Monthly Deductions will be made;

     4.  New premium payments will not be accepted;

     5. Interest on policy loans will continue to accrue in the same manner as stated in the "Policy Loans" section and You may repay all or part of a loan at any time as stated in the "Policy Loans" section; and

     6. The value of each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date. If the underlying investment option cannot be valued, or We cannot determine the value of a Division's investment in an investment option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined. Unless You have elected to extend the Maturity Date, the resulting Cash Surrender Value will be paid to You if one or both Contingent Insureds are living on that date; and

     7. The Accumulation Value will continue to be determined as stated in this policy, subject to 3 above.

After this option is selected, it may not be revoked.

Policy Changes and Extending Coverage. We will not permit a change to Your policy that would result in the policy not meeting the definition of life insurance under Section 7702 of the Internal Revenue Code. The 2001 CSO Mortality Tables provide a stated termination date of age 121. The Option to Extend Coverage, described above, allows the

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policy to continue beyond age 121. The tax consequences of extending the
Maturity Date beyond the age 121 termination date of the 2001 CSO Mortality Tables are unclear. You should consult Your personal tax advisor about the effect of any change to Your policy as it relates to Section 7702 and the termination date of the Mortality Tables.

Rights Reserved By Us. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to make any changes as required by the Internal Revenue Code or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance or to comply with federal securities laws.

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                             AMERICAN GENERAL LIFE
                               Insurance Company
                                A Stock Company

This is a JOINT AND LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Last Surviving Contingent Insured's death prior to the Maturity Date and while this policy is in force. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING-NOT ELIGIBLE FOR DIVIDENDS.

                For Information, Service or to make a Complaint

        Contact your Servicing Agent, or Our VUL Administrative Center

                             2727-A Allen Parkway
                                 P.O. Box 4880
                           Houston, Texas 77210-4880
                                1-888-325-9315

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